Exhibit 99.1

FOR IMMEDIATE RELEASE

MISSION PRODUCE™ APPOINTS TONY SARSAM TO BOARD OF DIRECTORS

Oxnard, Calif. – Aug. 3, 2023 – Mission Produce, Inc. (NASDAQ: AVO) (“Mission” or “the Company”), a world leader in sourcing, producing, and distributing fresh Hass avocados with additional offerings in mangos and blueberries, today announced the appointment of Tony Bashir Sarsam to its board of directors, effective August 14, 2023. Sarsam is appointed as an independent Class I director, with a term expiring at the Company’s 2024 Annual Meeting of Stockholders. In connection with this appointment, Mission Produce’s board of directors has increased the size of the board from eight to nine directors.

Sarsam is a highly strategic executive with over thirty years of experience in the food industry, including extensive operational and executive-level experience at numerous food distribution and retail companies. Since 2020, Sarsam has served as the President and Chief Executive Officer (CEO) of SpartanNash (Nasdaq: SPTN), a $9.6 billion food solutions company with 17,500 Associates and a global supply chain network. Prior to joining SpartanNash, Sarsam held executive leadership positions at companies including Borden Dairy Company, Ready Pac Foods, Nestlé USA, Direct Store Delivery Company, Dreyer’s and PepsiCo, where he built an impressive track record of driving record sales performance, leading organizational growth and transformation, and solving complex challenges with cross-functional business strategies. In addition to serving on the board of SpartanNash and the SpartanNash Foundation, Sarsam holds board positions at three non-profit organizations, including the Food Marketing Institute, Arizona State University Foundation, and Business Leaders for Michigan. He received a Master of Science in Management from Stanford University and a Bachelor of Science in Engineering from Arizona State University.

“We are pleased to welcome Tony to our board of directors at an exciting time in our company’s forty-year history,” said Steve Barnard, CEO of Mission Produce. “As Mission Produce continues to focus on our long-term strategic priorities to diversify supply and expand our marketing and distribution network, I believe Tony’s success in driving corporate performance and aligning capabilities with established growth objectives can support our progress toward our business and financial goals. His deep understanding of various business functions – including operations, supply chain, marketing, finance, sales, and corporate strategy – will provide our board and executive leadership team with invaluable insight and perspective.”

“I am thrilled to join Mission Produce’s board of directors and contribute to the Company’s position as a global leader in the avocado business,” said Sarsam. “There are many exciting opportunities for growth and innovation within the fresh produce industry, and I look forward to supporting Mission Produce’s journey to build trust and transparency in the produce supply chain.”

About Mission Produce, Inc.:

Mission Produce is a global leader in the worldwide avocado business. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and as of 2021, fresh mangos, to retail, wholesale and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally, including California, Mexico and Peru and has additional sourcing capabilities in Chile, Colombia, the Dominican Republic, Guatemala, Brazil, Ecuador, South Africa and more, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes 13 forward distribution centers that are strategically positioned in key markets throughout North America, China, Europe, and the UK, offering value-added services such as ripening, bagging, custom packing and logistical management. For more information, please visit www.missionproduce.com.

Contacts:

Investor Relations

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Media

Jenna Aguilera

Marketing and Communications Manager

Mission Produce, Inc.

press@missionproduce.com

Supporting Assets:

-	Mission Produce logo
-	Steve Barnard Headshot
-	Tony Bashir Sarsam Headshot